SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2009

Pathfinder Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Federal                                                    000-23601                    16-1540137
(State or other jurisdiction     (Commission File No.)   (I.R.S. Employer
of incorporation)                                                                 Identification No.)

Registrant's telephone number, including area code:  (315) 343-0057

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02

On February 17, 2009, Pathfinder Bancorp, Inc. issued a press release disclosing fourth quarter and year end financial results.  A copy of the press release is included as Exhibit 99.1 to this report.

The information in Item 2.02 to this Form 8-K and Exhibit 99.1 in accordance with general instruction B.2 of Form 8-K, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except shall be expressly set forth by specific in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                                 PATHFINDER BANCORP, INC.

Date:  February 17, 2009                   By:  /s/ Thomas W. Schneider
                                                             Thomas W. Schneider
                                                             President and Chief Executive Officer

EXHIBIT INDEX

Earnings release dated February 17, 2009 announcing December 31, 2008 earnings.

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:           Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Fourth Quarter and Year-End Earnings

Oswego, New York, February 17, 2009 ………… Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) reported record quarterly net income of $574,000, or $0.23 per basic and diluted share, for the three months ended December 31, 2008 as compared to $485,000, or $0.20 per basic and diluted share for the same period in 2007.  For the twelve months ended December 31, 2008, the Company reported net income of $368,000 or $0.15 per basic and diluted share, compared to $1.1 million, or $0.45 per basic and diluted share, for the same period in 2007.

Full year earnings were impacted by $1.6 million in unrealized losses net of related tax benefits associated with other than temporary impairment charges on four securities within the investment securities portfolio.  Exclusive of these charges, core earnings would have been a record $2.0 million.

Core earnings performance was driven by strong organic growth of both the loan and deposit portfolios, improved net interest margins and controlled operating expenses.

“Our fourth quarter earnings performance was the highest level in our Company’s history”, said President and Chief Executive Officer Thomas W. Schneider.  “These results reflect a significant improvement in our net interest margin as balance sheet growth and diversification drove revenues while expenses remained well controlled.”

“As Pathfinder Bank enters its 150th year, we remain committed to the same sound banking practices that have served us well throughout our history.”  Schneider added, “These fundamental practices and our focus on our customers have better prepared us for these turbulent times.  We have experienced loan growth of $27 million, deposit growth of $18 million, and net interest margin growth of 35 basis points, while our operating expenses have increased just $97,000, or 1.0%.  Additionally, we increased our loan loss allowances by $769,000, or 45.2%, while net charge-offs were just $51,000.”

“We anticipate that 2009 will be extremely challenging for our industry”, Schneider added,  “and while we must continue to enhance every aspect of our diligence, we feel we are very well positioned to continue to be one of the leaders of banking services in our market place.”

Net interest income for the quarter ended December 31, 2008, increased $580,000, or 26%, when compared to the same period during 2007.  Interest income increased $282,000, or 6%, combined with a decrease in interest expense of $298,000, or 14%.  Net interest rate spread increased to 3.34% for the fourth quarter of 2008 from 2.88% for the same period in 2007.  Average interest-earning assets increased 13% to $326.3 million for the quarter ended December 31, 2008, as compared to $287.8 million for the same quarter of 2007.  The yield on interest-earning assets decreased 37 basis points to 5.79% compared to 6.16% for the same period in 2007.  Average interest-bearing liabilities increased $36.7 million and the cost of funds decreased 83 basis points to 2.45% from 3.28% for the same period in 2007.

Net interest income for the year ended December 31, 2008 increased $2.0 million, or 23.2%, when compared to the same period during 2007.  Interest income increased $1.0 million, or 6.0%, combined with a decrease in interest expense of $967,000, or 11.2%.   Net interest rate spread increased to 3.22% for the year ended December 31, 2008 from 2.82% for the same period in 2007.  Average interest-earning assets increased 9.8%, to $315.3 million, for the year ended December 31, 2008 as compared to $287.1 million for the year ended December 31, 2007. The yield on average interest earning assets decreased 21 basis points to 5.87% compared to 6.08% for the same period in 2007.  The increase in average interest earning assets is primarily attributable to a $22.7 million increase in the average balance of the loan portfolio and a $7.7 million increase in the average balance of security investments.  These increases were offset by a $2.2 million decrease in the average balance of interest-earning deposits.  Average interest-bearing liabilities increased $26.1 million, while the cost of funds decreased 63 basis points to 2.64% from 3.27% for the same period in 2007.  The increase in the average balance of interest-bearing liabilities resulted primarily from an $18.9 million, or 60%, increase in average borrowed funds, combined with an increase in average deposits of $7.3 million, or 3%.

The provision for loan losses for the year ended December 31, 2008 increased to $820,000 from $365,000 for the same period in 2007.  The increase in the provision is reflective of the overall increase in loan portfolio volumes and a portfolio that is more heavily concentrated in commercial lending activities.  In addition, the increased provision is a result of the Company operating in the current heightened risk environment due to stressed national economic conditions.  The Company's ratio of allowance for loan losses to period end loans has increased to 0.99% at December 31, 2008 from 0.76% at December 31, 2007.  Nonperforming loans to period end loans increased to 0.93% at December 31, 2008, compared to 0.71% at December 31, 2007.  Non-accrual loans increased $732,000 as of December 31, 2008 when compared to December 31, 2007.  The increase was centered in commercial real estate and commercial loans.  These accounts are considered well collateralized, and several are supported by government guarantees.  Non-accrual loans as a percentage of total assets decreased slightly from 0.77% in 2007 to 0.76% in 2008.  The Company does not anticipate any losses above the level of specific loss allowances that have been established.

Non-interest income, exclusive of net gains and losses from the sale of securities, loans and foreclosed real estate, increased to $717,000 for the quarter ended December 31, 2008 compared to $712,000 for the same period in the prior year.  The increased in non-interest income for the quarter is attributable to a $58,000 increase in income from bank owned life insurance which was offset by a decrease of $53,000 in service charges on deposit accounts.

Non-interest income, exclusive of net gains and losses from the sale of securities, loans and foreclosed real estate, increased to $2.8 million for the year ended December 31, 2008 compared to $2.6 million for the same period in the prior year. The increase in non-interest income is primarily attributable to a $68,000 increase in income from bank owned life insurance, a $31,000 increase in loan servicing fees, a $29,000 increase in debit card interchange fees, and an $18,000 increase in both other charges, commissions and fees and service charges on deposit accounts.

Net gains and losses on securities, loans and foreclosed real estate decreased $276,000 to a net loss of $6,000 for the quarter ended December 31, 2008 as compared to a net gain of $270,000 for the quarter ended December 31, 2007.  The net loss for the fourth quarter is a result of a combination of other than temporary impairment on the Financial Institution Fund and the write down to market value of Phoenix Companies stock holdings, offset by the gains on the sale of foreclosed property and the AMF Large Cap Equity Fund capital gain dividend.

Net gains and losses on securities, loans and foreclosed real estate decreased $2.7 million, to a net loss of $2.2 million for the year ended December 31, 2008, as compared to a net gain of $420,000 for the year ended December 31, 2007.  The net loss is a result of recording a fourth quarter other than temporary impairment charge on the Financial Institutions Fund along with a third quarter other than temporary impairment charge of $875,000 relating to the Company’s $1,000,000 holdings in a senior unsecured note issued by Lehman Brothers Holdings Inc., which filed a Chapter 11 Bankruptcy petition on September 15, 2008.  In addition to this charge in the third quarter, the Company also recorded other than temporary impairment charges of $690,000 relating to holdings in the AMF Large Cap Equity Fund and $269,000 relating to holdings in the AMF Ultra Short Mortgage Fund.  At December 31, 2008, the total carrying value of the Company’s remaining investment in the AMF Large Cap Equity Fund is approximately $2,192,000.  The carrying value of the AMF Ultra Short Mortgage Fund at December 31, 2008 is $2,804,000.  The AMF Large Cap Equity Fund and the AMF Ultra Short Mortgage Fund have experienced additional declines in value since September 30, 2008.  Management has determined that no additional charge for other than temporary impairment is required at December 31, 2008.

Other operating expenses increased $86,000 for the quarter ended December 31, 2008.  Data processing expenses and other expenses increased $56,000 and $58,000 respectively.  These increases were offset by decreases of $21,000 in salaries and employee benefits and $16,000 in amortization of intangible assets.

Operating expenses increased 1% from the prior year to $9.9 million from $9.8 million.  During 2008, other expenses, salary and employee benefits, and building occupancy, increased $134,000, $78,000, and $68,000 respectively.  The increase in salaries and employee benefits was primarily due to merit based wage adjustments. The increase in building occupancy was due to an increase in both depreciation and equipment maintenance.  The increase in other expenses was primarily due to expenses related to other real estate owned and other non-recurring expenses.  Amortization expense decreased $182,000 as core deposit intangibles, from a 2002 branch acquisition, became fully amortized in October 2007.

Government Sponsored Programs

The board of directors and management analyzed the potential merits of participating in the Capital Purchase Program (CPP) of the Treasury Department’s Troubled Asset Relief Program (TARP).  It is the general view of the board and management that in the present national economic risk environment, enhancing the Company’s capital ratios is both prudent, given the current climate, and potentially opportunistic as we move into the next business cycle.  Additionally, any increase to capital will continue to support the Company’s lending activities to individuals, families, and businesses in our community.  In November, Pathfinder Bancorp, MHC the mutual holding company parent of Pathfinder Bancorp, Inc filed its original application requesting Capital Purchase Program funds under the Treasury’s Troubled Asset Relief Program.  Management is currently awaiting a response from the treasury relating to its application.  Treasury has yet to devise a term sheet for mutually chartered companies.

The Company is participating in the FDIC’s Temporary Liquidity Guarantee Program, including the transaction account guarantee program, which insures all non-interest bearing transaction accounts regardless of dollar amount.

Statement Regarding Non-GAAP Financial Measures

This release contains supplemental financial information determined by methods other than those in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”).  The Company’s management believes that such non-GAAP financial measures are useful to management and investors as it enhances their ability to evaluate and compare the Company’s operating results from period to period in a meaningful manner, as operating results excluding other than temporary impairment charges on its investment security holdings are essential in understanding the financial performance of the Company, and is more representative of the basis that management utilizes to monitor financial performance.  Readers are cautioned that non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, and should consider the impairment charges recorded during 2008 in assessing the Company’s performance.  Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analyzing the Company’s performance under GAAP, nor are they necessarily comparable to non-GAAP measures presented by other companies.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has seven full service offices located in its market area consisting of Oswego County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007

Condensed Income Statement
Interest and dividend income	$4,685	$4,403	$18,350	$17,309
Interest expense	1,840	2,138	7,675	8,642
Net interest income	2,845	2,265	10,675	8,667
Provision for loan losses	270	85	820	365
Net interest income after provision for loan losses	2,575	2,180	9,855	8,302
Noninterest income	717	712	2,786	2,622
Net (losses) gains on securities, loans and
foreclosed real estate	(6)	270	(2,235)	420
Noninterest expense	2,527	2,441	9,935	9,838
Income before taxes	759	721	471	1,506
Provision for income taxes	185	236	103	384
Net Income	$574	$485	$368	$1,122

Key Earnings Ratios
Return on average assets	0.65%	0.62%	0.11%	0.36%
Return on average equity	11.07%	8.98%	1.70%	5.27%
Net interest margin (tax equivalent)	3.53%	3.19%	3.43%	3.05%

Share and Per Share Data
Basic weighted average shares outstanding	2,484,832	2,483,541	2,484,167	2,483,051
Basic earnings per share	$0.23	$0.20	$0.15	$0.45
Diluted earnings per share	0.23	0.20	0.15	0.45
Cash dividends per share	0.1025	0.1025	0.410	0.410
Book value per share at December 31, 2008	-	-	7.97	8.75

Reconciliation Table for Non-GAAP Financial Measures

	For the three		For the twelve
	months ended		months ended
	December 31, 2008		December 31, 2008

Net Income	$574,000		$368,000
Other than temporary impairment charges - investments	76,601		2,252,601
Related tax benefit	- *		(659,000)*
Core earnings	$650,601		$1,961,601

Return on average assets	0.65%		0.11%
Other than temporary impairment, net of tax benefit	0.09%		0.46%
Core earnings return on average assets	0.74%		0.57%

Return on average equity	11.07%		1.70%
Other than temporary impairment, net of tax benefit	1.43%		7.38%
Core earnings return on average equity	12.50%		9.08%

Diluted earnings per share	$0.23		$0.15
Other than temporary impairment, net of tax	0.03		0.64
Core earnings, diluted earnings per share	$0.26		$0.79

* Net of deferred tax asset valuation allowances of $30,000 for three month period and $242,000 for twelve month period.

	(Unaudited)
	December 31,	December 31,	December 31,
	2008	2007	2006
Selected Balance Sheet Data
Assets	$351,026	$320,691	$301,382
Earning assets	324,872	290,192	274,083
Total loans	249,872	222,749	203,209
Deposits	269,438	251,085	245,585
Borrowed Funds	51,975	38,410	26,360
Trust Preferred Debt	5,155	5,155	5,155
Shareholders' equity	19,793	21,704	20,850

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.02%	0.08%	0.11%
Allowance for loan losses to period end loans	0.99%	0.76%	0.74%
Allowance for loan losses to nonperforming loans	106.41%	107.04%	127.65%
Nonperforming loans to period end loans	0.93%	0.71%	0.57%
Nonperforming assets to total assets	0.76%	0.77%	0.54%